UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 22, 2007
UTIX GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	000-50589 (Commission File Number)	75-2340624 (IRS Employer Identification No.)

7 New England Executive Park, Suite 610, Burlington, MA (Address of Principal Executive Offices)	01803 (Zip Code)
Registrant’s telephone number, including area code: (781) 229-2589
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modification to Rights of Security Holders.
SIGNATURES

Item 3.03. Material Modification to Rights of Security Holders.
     On October 22, 2007, UTIX Group, Inc. (the “Company”) filed a Certificate of Designations, Preferences and Rights of Series B-1 Convertible Preferred Stock (the “Certificate”), designating a new series of preferred stock of the Company. Among others, the Certificate contains the following provisions:
•	The stated value of each share of the Company’s Series B-1 Convertible Preferred Stock, par value $0.001 per share (“Series B-1 Preferred Stock”) is $0.65 (the “Stated Value”);

•	Dividends on the Series B-1 Preferred Stock may be declared and paid from time to time as determined by the Board of Directors;

•	Upon the liquidation, dissolution or winding up of the Company, the Series B-1 Preferred Stock is entitled to receive the Stated Value, plus any declared but unpaid dividends on the Series B-1 Preferred Stock, prior and in preference to all other equity securities of the Company ranking junior to the Series B-1 Preferred Stock as to such distributions, including the Common Stock;

•	The Series B-1 Preferred Stock will vote on an as-converted basis with the Common Stock;

•	The Series B-1 Preferred Stock contains full ratchet anti-dilution protection, which will decrease the conversion price of the Series B-1 Preferred Stock to the price per share paid for any additional issuances of Common Stock or securities convertible into Common Stock, subject to certain exceptions, if the sale price for the additional securities sold is less than the Series B-1 Preferred Stock conversion price in effect at such time; such a reduction will have the effect of increasing the number of shares of Common Stock into which the Series B-1 Preferred Stock is convertible;

•	The Series B-1 Preferred Stock is convertible into Common Stock at any time, initially on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions in the Certificate; and

•	Holders of a majority of the Series B-1 Preferred Stock have the right to vote on whether the Company (i) issues securities senior in preference to, or on parity with, the Series B-1 Preferred Stock, (ii) enters into certain corporate transactions, (iii) incurs debt in the excess of $500,000, (iv) amends, alters or repeals the Company’s certificate of incorporation or by-laws, or (v) pays any dividend.
     The Certificate will be filed with the Company’s Form 10-KSB for the year ended September 30, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTIX Group, Inc.
By:	/s/ Anthony G. Roth
Anthony G. Roth
President and Chief Executive Officer

DATE: October 26, 2007